UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 1, 2006

GREENE COUNTY BANCORP, INC.
(Exact Name of Registrant as Specified in its Charter)

Federal        0-25165   14-1809721
           (State or Other Jurisdiction   (Commission File No.)                           (I.R.S. Employer
             of Incorporation)                               Identification No.)

302 Main Street, Catskill NY                                                      12414
(Address of Principal Executive Offices)    (Zip Code)

Registrant’s telephone number, including area code:       (518) 943-2600

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17
CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02        Results of Operations and Financial Condition.

On May 1, 2006, Greene County Bancorp, Inc. issued a press release disclosing financial results at and for the nine-months and quarter ended March 31, 2006 and 2005. A copy of the press release is included as exhibit 99.1 to this report.

The information in the preceding paragraph, as well as Exhibit 99.1 referenced therein, shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933.

Item 9.01        Financial Statements and Exhibits.

(a)	Not Applicable.

(b)	Not Applicable.

(c)	Not Applicable.

(d)	Exhibits.

Exhibit No.   Description

                99.1    Press release dated May 1, 2006

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

GREENE COUNTY BANCORP, INC.

DATE: May 3, 2006                                                        By: /s/ J. Bruce Whittaker
J. Bruce Whittaker
President and Chief Executive Officer

Exhibit 99.1

Greene County Bancorp, Inc.
Announces Earnings

Catskill, N.Y. -- (BUSINESS WIRE) - May 1, 2006-- Greene County Bancorp, Inc. (the “Company”) (NASDAQ: GCBC), the holding company for The Bank of Greene County, today reported net income for the nine months and quarter ended March 31, 2006. Net income for the nine months ended March 31, 2006 amounted to $1.8 million or $0.43 per basic and $0.42 per diluted share as compared to $2.3 million or $0.56 per basic and $0.54 per diluted share for the nine months ended March 31, 2005, a decrease of $534,000 or $0.13 per basic and $0.12 per diluted share. Net income for the quarter ended March 31, 2006 amounted to $574,000 or $0.14 per basic and diluted share as compared to $682,000 or $0.17 per basic and $0.16 per diluted share for the quarter ended March 31, 2005, a decrease of $108,000 or $0.03 per basic and $0.02 per diluted share. Several factors contributed to the decline in net income, including narrowing net interest spread and margin, expenses associated with the implementation of a new deposit and loan processing system, replacement of two branches and higher compensation expense, as well as a loss on the sale of the old Cairo branch.

Net interest income decreased to $8.0 million for the nine months ended March 31, 2006 as compared to $8.1 million for the nine months ended March 31, 2005, a decrease of $110,000 or 1.4%. Net interest income amounted to $2.7 million for the quarters ended March 31, 2006 and 2005. Net interest spread decreased 16 basis points to 3.78% for the nine months ended March 31, 2006 as compared to 3.94% for the nine months ended March 31, 2005. Net interest margin decreased 14 basis points to 3.87% for the nine months ended March 31, 2006 as compared to 4.01% for the nine months ended March 31, 2005. Net interest spread decreased 16 basis points to 3.76% for the quarter ended March 31, 2006 as compared to 3.92% for the quarter ended March 31, 2005. Net interest margin decreased 14 basis points to 3.85% for the quarter ended March 31, 2006 as compared to 3.99% for the quarter ended March 31, 2005. The declines in net interest spread and margin were attributable to the rising short-term interest rate environment. The Company’s interest-bearing liabilities are generally more sensitive to changes in short-term interest rates than are its interest-earning assets. Accordingly, during both the three and nine months ended March 31, 2006, the average cost of interest-bearing liabilities increased to a greater degree than the yield on interest-earning assets.

The balance of average loans outstanding increased to $172.1 million at an average yield of 6.47% for the nine months ended March 31, 2006 as compared to $153.4 million at an average yield of 6.48% for the nine months ended March 31, 2005, an increase in average balance of $18.7 million and a decline in average yield of one basis point. The balance of average loans outstanding for the quarter ended March 31, 2006, increased to $178.0 million at an average yield of 6.47% as compared to $155.3 million at an average yield of 6.42% for the quarter ended March 31, 2005, an increase in average balance of $22.7 million and an increase in average yield of five basis points. Funding loan growth were investment securities repayments and maturities as well as growth in deposits. The average balance of investment securities decreased to $90.9 million at an average yield of 3.23% for the nine months ended March 31, 2006 as compared to $103.4 million at an average yield of 3.67% for the nine months ended March 31, 2005, a decrease in average balance of $12.5 million and a decrease in average yield of 44 basis points. The average balance of investment securities decreased to $87.7 million at an average yield of 3.35% for the quarter ended March 31, 2006 as compared to $104.3 million at an average yield of 3.56% for the quarter ended March 31, 2005, a decrease in average balance of $16.6 million and a decrease in average yield of 21 basis points. Maturing high-yield corporate securities were replaced with lower-yielding tax free securities and mortgage-backed investments during the nine months and quarter ended March 31, 2006. During the nine months ended March 31, 2006, mortgage-backed investments that were repaid were accompanied by large premium write-downs, further decreasing the overall yield on investment securities. Short-term investments, consisting of federal funds sold and interest-earning deposits at other financial institutions, averaged $10.7 million and $11.6 million during the three and nine months ended March 31, 2006, respectively, as compared to $9.8 million and $11.5 million, respectively, for the same prior year periods, while yields earned thereon, reflecting the increasing short-term interest rate environment, increased to 4.18% and 3.73%, respectively, during the three and nine months ended March 31, 2006, as compared to 2.67% and 2.07% for the same prior year periods. Overall, the yield earned on interest-earning assets increased during the three and nine months ended March 31, 2006, over the prior comparable period, by 22 basis points to 5.39% and 8 basis points to 5.28%, respectively. Such increases were primarily due to increasing short-term interest rates and a shift in assets from investment securities into higher-yielding loans. Savings and money market accounts average balance grew to $134.8 million with an average rate of 1.43% for the nine months ended March 31, 2006 as compared to $133.4 million with an average rate of 1.14% for the nine months ended March 31, 2005, an increase of $1.4 million in average balance and an increase in average rate of 29 basis points. Savings and money market accounts’ average balance was $133.0 million with an average rate of 1.61% for the quarter ended March 31, 2006 as compared to $135.3 million with an average rate of 1.14% for the quarter ended March 31, 2005, a decrease of $2.3 million in average balance and an increase in average rate of 47 basis points. Certificates of deposit average balance amounted to $55.8 million with an average rate of 2.76% for the nine months ended March 31, 2006 as compared to $56.3 million with an average rate of 2.12% for the nine months ended March 31, 2005, a decrease of $0.5 million in average balance and an increase in average rate of 64 basis points. Certificates of deposit average balance was $57.0 million with an average rate of 2.92% for the quarter ended March 31, 2006 as compared to $55.5 million with an average rate of 2.15% for the quarter ended March 31, 2005, an increase of $1.5 million in average balance and an increase in average rate of 77 basis points. Overall, the average cost of interest-bearing liabilities increased during the three and nine months ended March 31, 2006, over the prior comparable period, by 38 basis points to 1.63% and 24 basis points to 1.50%, respectively. Such increases were primarily due to increasing short-term interest rates.

The provision for loan losses for the nine months ended March 31, 2006 increased to $100,000 as compared to $71,000 for the nine months ended March 31, 2005. The provision for loan losses for the quarter ended March 31, 2006 increased to $40,000 as compared to no provision for the quarter ended March 31, 2005. The provision for loan losses for the nine months and quarter ended March 31, 2006, was driven by the ratio of allowance for loan loss to net loans, which declined to 0.71% at March 31, 2006 from 0.79% at March 31, 2005. Management believes, given the current low levels of non-performance and improving economic conditions, that the allowance for loan losses is appropriate.

Noninterest income increased to $2.3 million for the nine months ended March 31, 2006 as compared to $2.0 million for the nine months ended March 31, 2005, an increase of $323,000 or 16.1%. Noninterest income increased to $762,000 for the quarter ended March 31, 2006 as compared to $612,000 for the quarter ended March 31, 2005, an increase of $150,000 or 24.5%. Service charges on deposit accounts increased $70,000 and $40,000, respectively for the nine months and quarter ended March 31, 2006 as compared to the nine months and quarter ended March 31, 2005 due primarily to higher levels of insufficient funds charges. The Company continues to grow income from higher volumes of activity in debit cards, E-commerce and services performed through Essex Corp’s “Investors MarketPlace,” an alternative investment resource.

Noninterest expense amounted to $7.8 million and $6.8 million for the nine months ended March 31, 2006 and 2005, respectively, an increase of $974,000, or 14.3%. Noninterest expense amounted to $2.6 million and $2.3 million for the quarters ended March 31, 2006 and 2005, respectively, an increase of $272,000 million or 11.7%. The most significant items contributing to the overall increases in noninterest expense were higher salary and employee benefits. Salary and employee benefits amounted to $4.3 million and $3.8 million for the nine months ended March 31, 2006 and 2005, respectively. Salary and employee benefits amounted to $1.5 million and $1.3 million for the quarters ended March 31, 2006 and 2005, respectively. Salaries and employee benefits costs increased $532,000 and $136,000 when comparing the nine months and quarters ended March 31, 2006 and 2005, respectively. Additional staffing, including business development and marketing personnel, a Controller and several branch personnel contributed to the higher expense as well as retirement expense, which increased approximately $91,000 for the nine months ended March 31, 2006 as compared to 2005 as a result of more staff eligible to participate in the retirement plans and lower investment earnings in the plan. Commissions are paid to staff employed under the Investors MarketPlace program, which will increase salary as the program brings in more earnings, further contributing to the increase in overall salary expense. Occupancy expense increased $98,000 and $40,000 when comparing the nine-month and quarterly periods ended March 31, 2006 and 2005, primarily due to higher depreciation expense associated with the replacement of the Cairo and Coxsackie branches as well as higher utilities costs and maintenance. Furniture and equipment expenses increased $131,000 and $61,000 when comparing the nine-month and quarterly periods ended March 31, 2006 and 2005, primarily due to higher depreciation expense associated with computer equipment upgrades, the new data processing system and furniture for the new branches. Service and data processing fees have decreased approximately $68,000 and $34,000 when comparing the nine-month and quarterly periods ended March 31, 2006 and 2005, primarily due to the discontinuance of an out-sourced data processing solution. Other noninterest expenses increased $285,000 and $72,000 when comparing the nine-month and quarterly periods ended March 31, 2006 and 2005, primarily due to expenses associated with the data processing system conversion such as de-conversion expenses, training costs, computer supplies and licensing fees, and professional fees. Also, contributing to the higher noninterest expense during the nine months and quarter ended March 31, 2006 was a loss of approximately $66,000 on the sale of the old Cairo branch.

The effective tax rate decreased to 28.3% for the nine months ended March 31, 2006 as compared to 29.3% for the nine months ended March 31, 2005. The effective tax rate decreased to 27.2% for the quarter ended March 31, 2006 as compared to 30.8% for the quarter ended March 31, 2005, the result in both periods of tax-free income representing a higher level of the overall income.

Total assets of the Company were $299.2 million at March 31, 2006 as compared to $294.7 million at June 30, 2005, an increase of $4.5 million, or 1.5%. The most significant growth occurred in net loans, which increased $18.5 million, or 11.3%, to $182.8 million at March 31, 2006 as compared to $164.3 million at June 30, 2005. This growth was primarily funded by investment maturities and repayments. The overall investment portfolio decreased $13.0 million, or 13.1%, to $85.9 million at March 31, 2006 as compared to $98.9 million at June 30, 2005. Premises and equipment amounted to $9.4 million at March 31, 2006 as compared to $7.8 million at June 30, 2006, an increase of $1.6 million, primarily due to the relocation of the Cairo and Coxsackie branches during the nine-month time frame. Planning has also begun on opening more new branches in the near future, including one in the Catskill Commons site currently under development on Catskill’s West side.

Total deposits increased $6.7 million or 2.6%, to $259.9 million at March 31, 2006 as compared to $253.2 million at June 30, 2005. The increase in deposits was used to fund the repayment of $2.5 million of borrowings during October 2005.

Shareholders’ equity increased to $33.6 million at March 31, 2006 from $32.8 million at June 30, 2005, an increase of $884,000 or 2.7%. Net income of $1.8 million was partially offset by dividends paid of $823,000. Accumulated other comprehensive income decreased $298,000 as a result of the unrealized losses in the available-for-sale investment portfolio, net of tax. Other changes in equity were the result of activities associated with the various stock based compensation plans of the Company, including the 2000 Stock Option Plan and ESOP Plan.

Headquartered in Catskill, New York, the Company provides full-service community-based banking in its seven branch offices located in Catskill, Cairo, Coxsackie, Greenville, Hudson, Tannersville, and Westerlo, New York. Customers are offered 24-hour services through ATM network systems, an automated telephone banking system and Internet Banking through its web site at http://www.thebankofgreenecounty.com.

This press release contains statements about future events that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results could differ materially from those projected in the forward-looking statements. Factors that might cause such a difference include, but are not limited to, general economic conditions, changes in interest rates, regulatory considerations, competition, technological developments, retention and recruitment of qualified personnel, and market acceptance of the Company’s pricing, products and services.

(In thousands, except share data)	As of March 31, 2006	As of June 30, 2005
Assets
Total cash and cash equivalents	$18,057	$19,931
Investment securities, at fair value	85,935	98,851
Federal Home Loan Bank stock, at cost	632	1,785
Gross loans receivable	184,119	165,691
Less: Allowance for loan losses	(1,293)	(1,236)
Less: Unearned origination fees and costs, net	(70)	(163)
Net loans receivable	182,756	164,292
Premises and equipment	9,441	7,796
Accrued interest receivable	1,669	1,573
Prepaid expenses and other assets	741	452
Total Assets	$299,231	$294,680

Liabilities and shareholders’ equity
Noninterest bearing deposits	$42,502	$37,591
Interest bearing deposits	217,427	215,646
Total deposits	259,929	253,237
FHLB borrowing	5,000	7,500
Accrued expenses and other liabilities	665	1,190
Total liabilities	265,594	261,927
Total shareholders’ equity	33,637	32,753
Total liabilities and shareholders’ equity	$299,231	$294,680
Common shares outstanding	4,144,746	4,129,906
Treasury shares	160,924	175,764

	For the	For the	For the	For the
	Nine Months	Nine Months	Three Months	Three Months
	Ended	Ended	Ended	Ended
	March 31, 2006	March 31, 2005	March 31, 2006	March 31, 2005
(In thousands, except share and per share data)
Interest income	$10,921	$10,523	$3,732	$3,500
Interest expense	2,909	2,401	1,063	796
Net interest income	8,012	8,122	2,669	2,704
Provision for loan loss	100	71	40	---
Noninterest income	2,325	2,002	762	612
Noninterest expense	7,786	6,812	2,602	2,330
Income before taxes	2,451	3,241	789	986
Tax provision	694	950	215	304
Net Income	$1,757	$2,291	$574	$682

Basic EPS	$0.43	$0.56	$0.14	$0.17
Weighted average shares outstanding	4,095,406	4,117,076	4,103,510	4,124,166

Diluted EPS	$0.42	$0.54	$0.14	$0.16
Weighted average diluted shares outstanding	4,178,548	4,214,628	4,179,729	4,221,454

Dividend [1]	$0.45	$0.43

	At and For the	At and For the	For the	For the
	Nine Months	Nine Months	Three Months	Three Months
	Ended	Ended	Ended	Ended
	Mar. 31, 2006	Mar. 31, 2005	Mar. 31, 2006	Mar. 31, 2005

Selected Financial Ratios
Return on average assets	0.80%	1.06%	0.77%	0.94%
Return on average equity	7.08%	9.82%	6.86%	8.61%
Net interest rate spread	3.78%	3.94%	3.76%	3.92%
Net interest margin	3.87%	4.01%	3.85%	3.99%
Non-performing assets to total assets	0.24%	0.06%
Non-performing loans to total loans	0.39%	0.11%
Allowance for loan loss to non-performing loans	178.07%	685.80%
Allowance for loan loss to net loans	0.71%	0.79%
Shareholders’ equity to total assets	11.24%	10.73%
Book value per share	$8.19	$7.72
Dividend payout ratio adjusted for MHC Waiver[1]	46.85%	34.19%

Note: All share and per share information for the periods ended March 31, 2005 has been restated to give effect to the 2-for-1 stock split which was effective on May 31, 2005.

1 Greene County Bancorp, MHC 53.5% owner of shares issued waived its right to receive dividends.

Contact: J. Bruce Whittaker, President and CEO or Michelle Plummer, CFO and Treasurer
Phone: 518-943-2600